Exhibit 99.1

News Release

Uranium Resources Board of Directors Elect Terence Cryan as the New Chairman

CENTENNIAL, Colo., June 6, 2014 — Uranium Resources, Inc. (NASDAQ: URRE) announced that its long-serving Chairman Paul K. Willmott has turned over his role to fellow Director Terence J. Cryan, following the Company’s Annual Meeting of Stockholders.  Mr. Willmott served the Company for the past 19 years either on the Board as Chairman or as Chief Executive Officer, and will remain on the Board.

Mr. Cryan said, “I look forward to transitioning the role of Chairman smoothly with Paul.  I am keenly focused on leading the Board to create growth and value for our shareholders.  The Board and I will continue to tap Paul’s wealth of knowledge and experience in uranium mining stretching back to the early 1970s with Union Carbide.”

Mr. Cryan added, “Having served as the Interim CEO for a period until April 2014 when President and CEO Chris Jones was appointed, I believe I have gained a deep understanding of the Company’s strengths and challenges.  As Chairman, I will work closely with Chris and the rest of the Board to enhance the efficiency of our Company, lower our costs, and add value to our assets.  While these are challenging times in a period of weak uranium prices, we believe the mid-to-long term demand and supply fundamentals are strong with new nuclear power generation under development.  As importantly, we believe there are potential value-accretive opportunities for additions of quality reserves and potential asset acquisitions.”

The Company’s six directors were elected by shareholders to serve on the Board of Directors for another one year term.  Shareholders also ratified the appointment of Hein & Associates LLP as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2014, and approved on an advisory basis the compensation for the Company’s named executive officers.

Mr. Cryan has served as an independent director of URRE since October 2006.  He has over 25 years of experience in investment banking in the United States and Europe.  He is co-founder and Managing Director of Concert Energy Partners, an investment and private equity firm based in New York City.  Prior to that, Mr. Cryan was a Senior Managing Director in investment banking for Bear Stearns and a Managing Director, Energy and Natural Resources Group Head and member of the Investment Banking Operating Committee at Paine Webber.  He earned his Master of Science degree in economics from the London School of Economics and a bachelor’s degree in economics from Tufts University.

About Uranium Resources

Uranium Resources, Inc. was incorporated in 1977 to explore for, develop and recover uranium. Uranium Resources controls minerals rights encompassing approximately 206,900 acres in the prolific Grants Mineral Belt in New Mexico, which holds one of the largest known accumulations of sandstone-hosted uranium deposits in the world.  The Company has two licensed processing facilities and properties in Texas, and an NRC license to recover up to three million pounds of uranium per year using the in situ recovery (ISR) process at certain properties in New Mexico.  The Company acquired these properties over the past 25 years, along with an extensive uranium information database of historic drill hole logs, assay certificates, maps and technical reports for the Western United States.

Cautionary Statement

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “could,” and other similar words. All statements addressing operating performance, events or developments that the Company expects or anticipates will occur in the future, including but not limited to future improvements in the demand for and price of uranium, additions of reserves or acquisitions, and enhancements in efficiency and asset values are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties include, but are not limited to, the Company’s ability to raise additional capital in the future, spot price and long-term contract price of uranium, the outcome of negotiations with the Navajo Nation, the Company’s ability to reach agreements with current royalty holders, operating conditions at the Company’s projects, government and tribal regulation of the uranium industry and the nuclear power industry, world-wide uranium supply and demand, maintaining sufficient financial assurance in the form of sufficiently collateralized surety instruments, unanticipated geological, processing, regulatory and legal or other problems the Company may encounter, and other factors which are more fully described in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any of the Company’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on the Company’s forward-looking statements. Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this news release.

Contact:

Wendy Yang, Investor Relations

(303) 537-0470

info@uraniumresources.com

www.uraniumresources.com